Exhibit 99.1

8233 Baumgart Road Evansville, IN 47725 www.shoecarnival.com (812) 867-4034	Contact Mark L. Lemond President and Chief Executive Officer or W. Kerry Jackson Executive Vice President, Chief Financial Officer and Treasurer
FOR IMMEDIATE RELEASE

SHOE CARNIVAL REPORTS RECORD THIRD QUARTER 2005 EARNINGS;
NET INCOME INCREASES 46.3 PERCENT

          Evansville, Indiana, November 17, 2005 - Shoe Carnival, Inc. (Nasdaq: SCVL) a leading retailer of value-priced footwear and accessories, today announced record sales and earnings for the third quarter ended October 29, 2005.  Net income for the third quarter of fiscal 2005 increased 46.3 percent to $7.2 million compared with net income of $4.9 million in the third quarter of fiscal 2004.  Diluted earnings per share increased 39.5 percent to $0.53 per share from $0.38 per share last year.

          Net sales for the third quarter of 2005 increased 12.3 percent to a record $182.7 million from $162.7 million last year.  Comparable store sales increased by 8.3 percent for the 13-week period.

          Gross profit margin for the third quarter of 2005 increased to 29.5 percent from 29.1 percent last year.  Selling, general and administrative expenses, as a percentage of sales, decreased to 23.1 percent from 24.1 percent in the third quarter of 2004.

          Mark Lemond, president and chief executive officer stated, “Thanks to a record breaking 21.2 percent comparable store sales increase in October, we posted the highest earnings ever in the Company’s history.  This broke the record set in the first quarter of this year.  With two record breaking quarters in 2005, we’re obviously pleased with the results so far this year.”

          “In the third quarter, each of our major product categories posted a comparable store sales increase.  Importantly, we continue to make great progress in our initiative of strengthening our women’s dress and casual business.  In fact, the largest quarterly comparable store sales increases came from women’s dress shoes and women’s boots, both of which were up 40 percent.”

          “I want to commend our associates for the tremendous job they have done in dealing with the devastation and consequent relief efforts resulting from the hurricanes in Florida and along the Gulf Coast.  Part of the success we had as a company in the third quarter was attributable to the strength and perseverance of our associates in these difficult times.”

          Net income for the first nine months of 2005 was $15.8 million, or $1.18 per diluted share, compared with net income of $11.3 million, or $0.87 per diluted share, last year.  Net sales increased 10.3 percent to $492.1 million for the first nine months from sales of $446.3 million last year.  Comparable store sales increased 5.5 percent for the nine-month period. Gross profit margin for the first nine months of 2005 increased to 29.1 percent from 28.7 percent last year.  Selling, general and administrative expenses, as a percentage of sales, decreased to 23.8 percent in the first nine months of 2005 from 24.4 percent last year.

          Shoe Carnival now anticipates an increase in comparable store sales for the fourth quarter of 3 to 5 percent.  Diluted earnings per share are expected to be between $0.13 and $0.15 for the fourth quarter compared to $0.09 for the fourth quarter of 2004. Diluted earnings per share for the full year of 2005 are anticipated to be between $1.31 and $1.33.

Store Growth

          During the first nine months of 2005, 14 new stores were opened and four were closed.  Two stores were opened in the third quarter, and an additional store has opened in the fourth quarter.  The Company closed three stores in the third quarter and expects to close four stores during the last quarter of this year, two of which will be closed in the last week of the fiscal year.  In 2006, the Company plans to open 15 new stores and close four.

          The two stores opened during the third quarter included locations in:

City	Market/Stores

Sioux City, IA	Sioux City/1
Chesapeake, VA	Norfolk/4

Conference Call

          Today, at 2:00 p.m. Eastern time, the Company will host a conference call to discuss the third quarter results.  The public can listen to the live webcast of the call by visiting Shoe Carnival’s Investor Relations page at www.shoecarnival.com.  While the question-and-answer session will be available to all listeners, questions from the audience will be limited to institutional analysts and investors.  A replay of the webcast will be available on our website beginning approximately two hours after the conclusion of the conference call and will be archived for one year.

Cautionary Statement Regarding Forward-Looking Information

          This press release contains forward-looking statements that involve a number of risks and uncertainties.  A number of factors could cause our actual results, performance, achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements.  These factors include, but are not limited to: general economic conditions in the areas of the United States in which our stores are located; changes in the overall retail environment and more specifically in the apparel and footwear retail sectors; the potential impact of national and international security concerns on the retail environment; changes in our relationships with key suppliers; the impact of competition and pricing; changes in weather patterns, consumer buying trends and our ability to identify and respond to emerging fashion trends; the impact of hurricanes on our stores, as well as on consumer confidence and purchasing in general; risks associated with the seasonality of the retail industry; the availability of desirable store locations at acceptable lease terms and our ability to open new stores in a timely and profitable manner; higher than anticipated costs associated with the closing of underperforming stores; the inability of manufacturers to deliver products in a timely manner; changes in the political and economic environments in the People’s Republic of China, a major manufacturer of footwear; and the continued favorable trade relations between the United States and China and other countries which are the major manufacturers of footwear.

          In addition, these forward-looking statements necessarily depend upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors.  Accordingly, any forward-looking statements included in this press release do not purport to be predictions of future events or circumstances and may not be realized.  Forward-looking statements can be identified by, among other things, the use of forward-looking terms such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “pro forma,” “anticipates,” “intends” or the negative of any of these terms, or comparable terminology, or by discussions of strategy or intentions.  Given these uncertainties, we caution investors not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  We disclaim any obligation to update any of these factors or to publicly announce any revisions to the forward-looking statements contained in this press release to reflect future events or developments.

          Shoe Carnival is a chain of 266 footwear stores located in the Midwest, South and Southeast.  Combining value pricing with an entertaining store format, Shoe Carnival is a leading retailer of name brand and private label footwear for the entire family.  Headquartered in Evansville, IN, Shoe Carnival trades on the Nasdaq Stock Market under the symbol SCVL.  Shoe Carnival’s press releases and annual report are available on the Company’s website at www.shoecarnival.com.

Financial Tables Follow

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SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share)
(Unaudited)

	Thirteen Weeks Ended October 29, 2005	Thirteen Weeks Ended October 30, 2004 (as restated)[1]	Thirty-nine Weeks Ended October 29, 2005	Thirty-nine Weeks Ended October 30, 2004 (as restated) [1]

Net sales	$182,697	$162,716	$492,068	$446,308
Cost of sales (including buying, distribution and occupancy costs)	128,815	115,421	349,089	318,394

Gross profit	53,882	47,295	142,979	127,914
Selling, general and administrative expenses	42,180	39,150	117,024	108,811

Operating income	11,702	8,145	25,955	19,103
Interest expense-net	100	135	361	508

Income before income taxes	11,602	8,010	25,594	18,595
Income tax expense	4,452	3,124	9,819	7,252

Net income	$7,150	$4,886	$15,775	$11,343

Net income per share:
Basic	$.54	$.38	$1.21	$.89

Diluted	$.53	$.38	$1.18	$.87

Average shares outstanding:
Basic	13,229	12,831	13,088	12,812

Diluted	13,455	13,008	13,410	13,053

[1] Prior periods have been restated to correct the Company’s lease accounting as set forth in Note 3 of our 2004 Annual Report on Form 10-K, filed with the Securities and Exchange Commission on April 14, 2005.

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	October 29, 2005	January 29, 2005	October 30, 2004 (as restated) [1]

ASSETS
Current Assets:
Cash and cash equivalents	$5,729	$4,889	$3,789
Accounts receivable	2,078	992	2,152
Merchandise inventories	178,650	180,590	172,375
Deferred income tax benefit	828	0	0
Other	2,748	1,982	2,076

Total Current Assets	190,033	188,453	180,392
Property and equipment-net	69,071	68,452	69,683

Total Assets	$259,104	$256,905	$250,075

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$39,423	$62,291	$39,096
Accrued and other liabilities	12,673	10,198	9,709
Deferred income tax	0	413	725
Current portion of long-term debt	1	56	94

Total Current Liabilities	52,097	72,958	49,624
Long-term debt	12,000	7,300	24,201
Deferred lease incentives	6,667	6,613	6,705
Accrued rent	6,746	6,977	6,839
Deferred income taxes	2,377	4,487	5,616
Other	2,045	1,651	1,535

Total Liabilities	81,932	99,986	94,520
Total Shareholders’ Equity	177,172	156,919	155,555

Total Liabilities and Shareholders’ Equity	$259,104	$256,905	$250,075

[1] Prior periods have been restated to correct the Company’s lease accounting as set forth in Note 3 of our 2004 Annual Report on Form 10-K, filed with the Securities and Exchange Commission on April 14, 2005.

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Thirty-nine Weeks Ended October 29, 2005	Thirty-nine Weeks Ended October 30, 2004 (as restated)[1]

Cash flows from operating activities:
Net income	$15,775	$11,343
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	11,154	10,828
Stock option income tax benefit	1,086	708
Loss on retirement of assets	413	341
Deferred income taxes	(3,351)	1,745
Lease incentives	874	529
Other	(470)	(60)
Changes in operating assets and liabilities:
Accounts receivable	(1,240)	(1,606)
Merchandise inventories	1,940	(7,265)
Accounts payable and accrued liabilities	(20,393)	(12,584)
Other	(766)	4,677

Net cash provided by operating activities	5,022	8,656

Cash flows from investing activities:
Purchases of property and equipment	(12,256)	(11,620)
Other	223	59

Net cash used in investing activities	(12,033)	(11,561)

Cash flows from financing activities:
Borrowings under line of credit	219,000	282,055
Payments on line of credit	(214,300)	(279,755)
Payments on long-term debt	(55)	(183)
Proceeds from issuance of stock	3,206	506

Net cash provided by financing activities	7,851	2,623

Net increase (decrease) in cash and cash equivalents	840	(282)
Cash and cash equivalents at beginning of period	4,889	4,071

Cash and Cash Equivalents at End of Period	$5,729	$3,789

[1] Prior periods have been restated to correct the Company’s lease accounting as set forth in Note 3 of our 2004 Annual Report on Form 10-K, filed with the Securities and Exchange Commission on April 14, 2005.